EX-99.p2

RBC FUNDS TRUST

CODE OF ETHICS PURSUANT TO RULE 17J-1

Introduction

This Code of Ethics (the “Code”) has been adopted by the Board of Trustees (the “Board”) of the RBC Funds Trust (the “Trust,” each series thereof a “Fund” and, collectively, the “Funds”) pursuant to Rule 17j-1 under the Investment Company Act of 1940 (the “1940 Act”). Part One of the Code addresses the topics contemplated by Rule 17j-1; Part Two addresses the topics contemplated by Rules 30a-2 and 30a-3 of the 1940 Act which were adopted in order to implement the disclosure requirements of Sections 406 and 407 of the Sarbanes-Oxley Act of 2002 with respect to registered investment companies.

The Code Compliance Officer, as defined herein, shall promptly notify each new Access Person subject to reporting requirements of any applicable reporting requirements under the Code, and shall deliver a copy of the Code to each such Access Person.

All material amendments to the Code must be either approved in advance by the Board or ratified by the Board as determined by the Trust’s Chief Compliance Officer (“CCO”) upon consultation with Counsel to the Independent Trustees. Non-material amendments to the Code may be made by the CCO and reported to the Board at the next scheduled meeting.

PART ONE

Rule 17j-1 under the 1940 Act requires that registered investment companies adopt a written code of ethics containing provisions reasonably necessary to prevent Access Persons from engaging in certain conduct prohibited by Rule 17j-1, and to use reasonable diligence and implement procedures reasonably necessary to prevent violations of such code of ethics.

The purpose of Part One of the Code is to establish policies consistent with Rule 17j-1 and with the following general principles:

Access Persons have the duty at all times to place the interests of clients and shareholders ahead of their own personal interests in any decision relating to their personal investments.

All personal securities transactions shall be conducted consistent with Part One of the Code and in such manner as to avoid any actual, potential or perceived conflicts of interest, or any abuse of an individual’s position of trust and responsibility.

Access Persons shall not take advantage of their position and must avoid any situation that might compromise or call into question their exercise of fully independent judgment in the interest of shareholders.

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Definitions

A.    “Access Person” means any trustee or officer of the Funds, and all RBC Global Asset Management (U.S), Inc. (“RBC GAM-US” or “Adviser”) employees, officers and directors (except RBC Exempt Individuals, as discussed below). Certain Access Persons may be subject to a code of ethics adopted by another entity pursuant to applicable regulatory requirements. The Board desires to avoid duplication of reporting obligations or otherwise conflicting obligations under multiple codes of ethics; accordingly, an Access Person may be deemed to be in compliance with Part One, Reports, of the Code if he or she is in compliance with an Approved Code of Ethics.

B.    An “Approved Code of Ethics” is a code adopted by RBC GAM-USor RBC Global Asset Management (UK) Limited (“RBC GAM-UK” or a “Sub-Adviser”) that incorporates the requirements of Rule 17j-1. A breach of an Approved Code of Ethics with respect to the Trust will be deemed a breach of Part One of the Code.

C.    “Beneficial Ownership” of a security is to be determined in the same manner as it is for purposes of Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 (the “1934 Act”). This means that a person should generally consider themselves the “Beneficial Owner” of any security in which they have a direct or indirect financial interest. Beneficial Ownership is presumed with respect to securities and accounts held in the name of a spouse or other immediate family members living in the same household (“immediate family” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, domestic partner, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, including adoptive relationships). Beneficial Ownership also includes, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, having or sharing “voting power” or “investment power” as those terms are used in Section 13(d) and Rule 13d-3 of the 1934 Act.

D.    “Disinterested Trustee” means a trustee of the Funds who is not an “interested person” of the Funds within the meaning of Section 2(a)(19) of the 1940 Act.

E.    “Code Compliance Officer” means the individual responsible for oversight and monitoring of compliance with the requirements of the Code. The Code Compliance Officer is identified on Exhibit A.

F.    “Insider Trading” means the use of Material Non-Public Information to trade in a security (whether or not one is an Access Person) or the communication of Material Non-Public Information to others. Insider Trading generally includes:

(1)	Trading in a security by an Access Person while in possession of Material Non-Public Information;

(2)

Trading in a security by a person who is not an Access Person while in possession of Material Non-Public Information, under circumstances in which the information was either disclosed to such person in violation of an Access Person’s duty to keep it confidential or misappropriated; and

(3)	Communicating Material Non-Public Information to any person who then trades in a security while in possession of such information.

G.    “Material Non-Public Information” means information that has not been effectively communicated to the marketplace and for which there is a substantial likelihood that a reasonable investor

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would consider it important in making investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company’s securities. Examples of Material Non-Public Information include information regarding dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems and extraordinary management developments. Material Non-Public Information about the Trust’s holdings, the Trust’s transactions and the securities recommendations of the Trust’s Adviser and Sub-Adviser is also included in this definition. Access Persons (including Disinterested Trustees) are reminded that they have a duty to keep such information confidential.

H.    “Covered Security” has the same meaning as it has in Section 2(a)(36) of the 1940 Act, but excludes Exempt Securities.

I.    “Exempt Securities” are exchange traded funds (“ETFs”), except single security ETFs, exchange traded notes, direct obligations of the United States Government, bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements and shares of registered open-end investment companies other than shares of the Fund.

J.    “Service Provider Code Compliance Officer” means the individual responsible at RBC GAM-USor RBC GAM-UK for oversight and monitoring of compliance with an Approved Code of Ethics.

Prohibited Securities Transactions

A.    In connection with the purchase or sale of a security held or to be acquired by any Fund, no Access Person shall, directly or indirectly:

(1)	Employ any device, scheme or artifice to defraud any Fund;

(2)	Make any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

(3)	Engage in any act, practice or course of business that operates or would operate as a fraud or deceit upon any Fund; or

(4)	Engage in any manipulative practice with respect to any Fund.

B.    No Access Person shall, directly or indirectly (1) purchase any security in which he or she has or thereby acquires any Beneficial Ownership where such purchase or sale constitutes Insider Trading; or (2) take any other action that constitutes or may result in Insider Trading.

Reports

A.    ACCESS PERSONS. Each Access Person (except Disinterested Trustees, whose entire reporting requirements are set forth in subsection B below, and RBC Exempt Individuals as defined in the RBC GAM-US Code of Ethics) shall make the following reports required by Rule 17j-1(d) under the 1940 Act:

(1)	INITIAL AND ANNUAL SECURITIES HOLDINGS REPORTS. Within 10 calendar days of becoming an Access Person, and annually thereafter, Access Persons shall disclose

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all personal Covered Securities holdings other than Exempt Securities. Compliance with this reporting requirement will be satisfied by providing initial brokerage account statements current as of a date within 45 days prior to the date the person becomes an Access Person, and annual holdings reports current as of a date no more than 45 days before the report is submitted. Initial and annual holdings reports must contain:

a.	The title, number of shares and principal amount of each Covered Security in which the Access Person has any Beneficial Ownership;

b.	The name of any broker, dealer or bank with whom the Access Person maintains an account in which any securities are held for the direct or indirect benefit of the Access Person; and

c.	The date the report is submitted by the Access Person.

(2)

QUARTERLY TRANSACTION REPORTS. Within 30 calendar days of the end of each quarter, Access Persons shall report all Covered Securities transactions other than the Exempt Securities in which each has or, by reason of such transactions, acquires any Beneficial Ownership. Compliance with this reporting requirement will be satisfied by providing brokerage account statements current as of quarter-end. Quarterly Transaction Reports do not need to be provided in the event electronic feeds are being received on said accounts. Quarterly Transaction Reports must contain:

a.	The date of each transaction, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Covered Security involved;

b.	The nature of each transaction (i.e., purchase, sale, or any other type of acquisition or disposition);

c.	The price of the Covered Security at which each transaction was effected;

d.	The name of the broker, dealer or bank with or through which each transaction was effected;

e.

The name of any broker, dealer or bank with whom the Access Person established an account in which any securities are held for the direct or indirect benefit of the Access Person and the date on which the account was established; and

f.	The date the report is submitted by the Access Person.

B.    DISINTERESTED TRUSTEES. A Disinterested Trustee need not file Initial or Annual Securities Holdings Reports, and may not need to file Quarterly Transaction Reports. A Disinterested Trustee shall only file a Quarterly Transaction Report and report transactions in a Covered Security if such Disinterested Trustee knows at the time of such transaction or, in the ordinary course of fulfilling his or her official duties as Trustee, should have known during the 15-day period immediately preceding or after the date of the transaction, that such Covered Security was or would be purchased or sold by a Fund or was or would be considered for purchase or sale by a Fund or the Adviser. The “should have known” standard implies no duty of inquiry and does not presume there should have been any deduction or extrapolation from discussions or memoranda dealing with tactics to be employed meeting a Fund’s investment

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objectives, or presume that any knowledge is to be imputed because of prior knowledge of a Fund’s portfolio holdings, market considerations or a Fund’s investment policies, objectives and restrictions.

C.    EXCEPTIONS FROM REPORTING REQUIREMENTS. The reporting requirements set forth herein shall not apply to the following transactions:

(1)	Transactions for any account over which the Access Person has no direct or indirect influence or control;

(2)	Involuntary transactions by the Access Person or any Fund;

(3)	Purchases under an automatic investment plan, including a dividend reinvestment plan; or

(4)	Purchases effected by the exercise of rights issued by an issuer pro-rata to all holders of a class of its securities to the extent such rights were acquired from such issuer.

D.    PROCEDURES FOR COMPLIANCE OVERSIGHT OF ACCESS PERSONS SUBJECT TO AN APPROVED CODE OF ETHICS.

(1)

Initial and Annual Service Provider Code Compliance Officer Certifications. Within ten (10) days following the commencement of service as a trustee or officer of the Fund, and 45 days following the end of each calendar year, the Service Provider Code Compliance Officer shall be required to provide to the Code Compliance Officer a written communication affirming the identity of each Access Person subject to an Approved Code of Ethics.

(2)

Quarterly Service Provider Code Compliance Officer Certifications. Within 60 days after each calendar quarter-end, the Code Compliance Officer will require the Service Provider Code Compliance Officer to provide a written report concerning each Access Person’s compliance with the Approved Code of Ethics. The Code Compliance Officer requires immediate notification from the Service Provider Code Compliance Officer of any material violation by an Access Person of an Approved Code of Ethics.

Enforcement and Reports to the Board

A.    The Code Compliance Officer shall review reports filed under Part One of the Code to determine whether any violation may have occurred. Access Persons who discover a violation or apparent violation of Part One of the Code by any other person covered by Part One of the Code shall bring the matter to the attention of Fund Compliance.

(1)	Each violation of or issue arising under Part One of the Code shall be reported to the Board at or before the next regular meeting of the Board.

(2)	The Board may impose such sanctions or penalties upon a violator of Part One of the Code as it deems appropriate under the circumstances.

B.    The Code Compliance Officer shall report in writing to the Board at least annually regarding issues arising under the Code, including, but not limited to, material violations of the Code, violations that, in the aggregate, are material and any sanctions imposed. Each such report shall certify that

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the Trust has adopted procedures reasonably necessary to prevent Access Persons from violating Part One of the Code.

Recordkeeping

The Trust shall maintain and preserve for a period of not less than seven years (the first two years in an easily accessible place) a copy of the Code, as well as any documentation described in herein.

Private Placements and Initial Public Offerings – Not Applicable to Disinterested Fund Trustees

A.    PRIVATE PLACEMENTS. Access Persons may purchase privately placed securities, subject to advance review and approval by the Adviser. Approval will be granted only if the Access Person can demonstrate that no current or potential conflicts of interest will arise if he or she is permitted to purchase the security in question.

B.    INITIAL PUBLIC OFFERINGS. Access Persons are prohibited from purchasing securities in initial public offerings. In the event that an Access Person holds securities in a company that has announced that it will engage in an initial public offering, he or she must bring the information about the impending initial public offering to the attention of the Adviser.

PART TWO

Rule 30a-2 under the 1940 Act requires that registered investment companies include certain certifications by each principal executive and principal financial officer of the investment company, or persons performing similar functions, in its Form N-CSR, including disclosing whether a written code of ethics has been adopted that applies to the company’s principal executive officer and senior financial officers. Rule 30a-3 of the 1940 Act requires the maintenance of disclosure controls and procedures over financial reporting. Rules 30a-2 and 30a-3 were adopted in order to implement the disclosure requirements of Sections 406 and 407 of the Sarbanes-Oxley Act of 2002 with respect to registered investment companies.

The purpose of Part Two of the Code is to establish policies specific to the Funds’ Covered Officers, as defined below, in order to deter wrongdoing and promote honest and ethical conduct.

Covered Officers; Purpose; Defined Terms

A.    COVERED OFFICERS. The persons who are subject to Part Two of the Code (the “Covered Officers”) are the Funds’ principal executive officer and principal financial officer. The Funds’ Covered Officers are identified on Exhibit A.

Part Two of the Code also applies to members of each Covered Officer’s immediate family who live in the same household as the Covered Officer. Therefore, for purposes of interpretation, each obligation, requirement or prohibition that applies to a Covered Officer also applies to such immediate family members. For this purpose, the term “immediate family” has the meaning set forth in Part One of the Code.

B.    PURPOSE. The purpose of Part Two of the Code is to deter wrongdoing and to promote:

(1)	Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

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(2)	Full, fair, accurate, timely and understandable disclosure in reports and documents that the Trust files with or submits to the SEC and in other public communications made by the Trust;

(3)	Compliance with applicable governmental laws, rules and regulations;

(4)	The prompt internal reporting of violations of Part Two of the Code to the appropriate person or persons; and

(5)	Accountability for adherence to Part Two of the Code.

C.    DEFINED TERMS. Capitalized terms which are used in Part Two of the Code and which are not otherwise defined in Part Two have the meanings assigned to them in Part One of the Code.

Covered Officers Must Handle Actual and Apparent Conflicts of Interest Ethically

A.    GENERAL. A conflict of interest occurs when a Covered Officer’s personal interests interfere with the interests of or his or her service to the Trust. For example, an actual conflict of interest would arise if a Covered Officer or a member of his or her immediate family living in the same household received improper personal benefits as a result of his or her position with the Trust.

The Trust’s and the Adviser’s compliance policies and procedures are designed to prevent, detect and correct actual, potential or perceived conflicts of interest, including conflicts of interest that may arise out of the relationships between Covered Officers and the Trust.. Part Two of the Code does not and is not intended to repeat or replace the Trust’s or the Adviser’s policies and procedures.

Actual, potential or perceived conflicts of interest also may arise from or occur as a result of the contractual relationships between the Trust and other entities for which the Covered Officers are also officers or employees. Covered Officers may, in the normal course of their duties for the Trust and such other entities, be involved in establishing policies and implementing decisions that will have different effects on the Trust and such other entities. The participation of the Covered Officers in such activities is inherent in the contractual relationship between the Trust and such other entities and is consistent with the performance by the Covered Officers of their duties as officers of the Trust. Thus, if performed in conformity with the provisions of the 1940 Act and, to the extent applicable, the Investment Advisers Act, such activities will be deemed to have been handled ethically.

In order to avoid actual, potential or perceived conflicts of interest, Covered Officers are prohibited from engaging in the following activity. Covered Officers should keep in mind that these examples are not exhaustive. The overarching principle is that the personal interests of a Covered Officer should not be placed before the interests of the Trust or its shareholders.

(1)

Covered Officers must not use their personal influence or personal relationships improperly to influence investment decisions or financial reporting by the Trust whereby the Covered Officer would benefit personally.

(2)	Covered Officers must not cause the Trust to take action, or fail to take action, for the individual personal benefit of the Covered Officer rather than the benefit of the Trust.

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(3)

Covered Officers must not intentionally or recklessly take or direct any action or fail to take or direct any action that results in any SEC filing or other public communication by the Trust’s being materially misleading while personally benefiting such Covered Officer.

(4)

Covered Officers must not engage in any outside employment or activity that interferes with their performance or responsibilities to the Trust or is otherwise in conflict with or prejudicial to the Trust. A Covered Officer must disclose to the Code Compliance Officer any outside employment or activity that may constitute a conflict of interest and obtain the Code Compliance Officer’s approval before engaging in any such employment or activity.

(5)

Covered Officers must not exploit for their own personal gain or for the personal gain of immediate family members or relatives opportunities that are discovered through the use of Trust property, information or position, unless the opportunity is first fully disclosed in writing to the Board and the Board declines to pursue the opportunity.

B.    GIFTS AND ENTERTAINMENT. A Covered Officer must not solicit, allow himself or herself to be solicited, or accept gifts, entertainment or other gratuities intended to or appearing to influence decisions or favors toward the Trust’s business to or from any client, potential client, Trust vendor or potential vendor. A Covered Officer may not give or accept gifts with a value exceeding $100 per recipient, during any calendar year, even if the gift does not oblige or influence the Covered Officer or is not intended to influence another. Notwithstanding this prohibition, a Covered Officer may accept or provide reasonable business meals and entertainment if the client, potential client, Trust vendor or potential vendor is physically present at the business meal or entertainment.

Disclosure and Compliance

A.    FAMILIARITY WITH DISCLOSURE REQUIREMENTS. Each Covered Officer shall familiarize himself or herself with the disclosure requirements generally applicable to the Trust.

B.    AVOIDING MISREPRESENTATIONS. Each Covered Officer shall not knowingly misrepresent or knowingly cause others to misrepresent facts about the Trust to others, whether within or outside the Trust, including to the Trust’s Trustees, auditors or counsel, or to governmental regulators or self-regulatory organizations.

C.    PROMOTING ACCURATE DISCLOSURE. Each Covered Officer shall, to the extent appropriate within his or her area of responsibility, consult with other officers and employees of the Trust and its service providers with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents the Trust files with or submits to the SEC and in other public communications made by the Trust.

D.    PROMOTING COMPLIANCE. Each Covered Officer shall, to the extent appropriate within his or her area of responsibility, promote compliance with the Trust’s compliance policies and procedures adopted pursuant to Rule 38a-1 under the 1940 Act and with the laws, rules and regulations applicable to the Trust.

E.    CONFIDENTIALITY. The Covered Officers must maintain the confidentiality of information entrusted to them by the Trust, except when disclosure is authorized by the Trust’s counsel or required by laws or regulations. Whenever possible, Covered Officers should consult with the Trust’s counsel if they believe they have a legal obligation to disclose confidential information. Confidential information includes all non-public information that might be of use to competitors or harmful to the Trust

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or its investors if disclosed. The obligation to preserve confidential information continues after employment as a Covered Officer ends.

Reporting; Amendment and Waivers

A.    ACKNOWLEDGEMENT OF PART TWO. Upon first becoming subject to Part Two of the Code and annually covering the prior calendar year period, each Covered Officer shall affirm in writing to the Code Compliance Officer on the Form attached as Exhibit B that he or she has received, read and understands Part Two of the Code.

B.    REPORTING OF VIOLATIONS. Each Covered Officer shall report any violation of Part Two of the Code of which he or she becomes aware (whether committed by himself or herself or by another Covered Officer) to the Code Compliance Officer promptly after becoming aware of such violation. The Code Compliance Officer shall report any material violation of Part Two of the Code of which he or she becomes aware, whether through a report by a Covered Officer or otherwise, to the Board at or before the next regular meeting of the Board, together with the Code Compliance Officer’s recommendation for the action, if any, to be taken with respect to such violation. The Board may impose such sanctions or penalties upon a violator of Part Two of the Code as it deems appropriate under the circumstances.

C.    AMENDMENTS AND WAIVERS. Amendments to and waivers of the provisions of Part Two of the Code may be adopted or granted by the Board. Such amendments or waivers shall be disclosed as required by applicable law or regulation. The process of requesting a waiver consists of the following steps:

(1)

The Covered Officer shall submit a request for waiver in writing to the Code Compliance Officer. The request shall describe the conduct, activity or transaction for which the Covered Officer seeks a waiver, and shall briefly explain the reason for engaging in the conduct, activity or transaction.

(2)	The determination with respect to the waiver shall be made in a timely fashion by the Code Compliance Officer, in consultation with Trust counsel, and submitted to the Board for ratification.

(3)	The decision with respect to the waiver request shall be documented and kept in the Trust’s records for the appropriate period mandated by applicable law or regulation.

Accountability for Adherence to Part Two of the Code

A.    Matters covered in Part Two of the Code are of the utmost importance to the Trust and its investors, and are essential to the Trust’s ability to conduct its business in accordance with its stated values. Covered Officers are expected to adhere to these rules in carrying out their duties to the Trust.

B.    The Trust will, if appropriate, take action against any of its Covered Officers whose actions are found to violate Part Two of the Code. Sanctions for violations of Part Two may include a requirement that the violator undergo training related to the violation, a letter of sanction, the imposition of a monetary penalty, and suspension or termination of the employment of the violator. Where the Trust has suffered a loss because of violations of Part Two of the Code or other applicable laws, regulations or rules, the Trust may pursue remedies against the responsible individuals or entities.

Business Owner

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February 13, 2023

  Chief Compliance Officer, RBC Funds Trust

Approval Dates

-	April 16, 2004

Material Revision Dates

-	March 2, 2007 (approved by the Board on March 15, 2007)

-	May 5, 2008 (approved by the Board on May 20, 2008)

Non-Material Revision Dates

-	June 7, 2011 (reported to the Board on June 30, 2011)

-	August 31, 2011 (reported to the Board on September 27, 2011)

-	October 3, 2012 (reported to the Board on December 6, 2012)

-	April 30, 2013 (reported to the Board on June 18, 2013)

-	November 13, 2013 (reported to the Board on December 5, 2013)

-	March 12, 2015 (reported to the Board on March 31, 2015)

-	March 16, 2018 (reported to the Board on March 28, 2018)

-	March 7, 2019 (reported to the Board on March 26, 2019)

-	February 25, 2021 (reported to the Board on March 11, 2021)

-	February 13, 2023 (reported to the Board on March 16, 2023)

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EXHIBIT A

Code Compliance Officer	Maren Fleming

Covered Officers (effective October 14, 2022)	David Eikenberg, Principal Executive Officer Kathy Hegna, Principal Financial Officer

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EXHIBIT B

ACKNOWLEDGMENT OF PART TWO OF THE RBC FUNDS TRUST CODE OF ETHICS

Please indicate below whether this is an initial acknowledgment, an annual acknowledgment, or an acknowledgment of an amended Part Two of the Code of Ethics.

____ Initial	____ Annual	____ Amended

You must review Part Two of the Code of Ethics before completing this acknowledgment. Please forward your completed acknowledgment directly to the Code Compliance Officer.

I REPRESENT AND CERTIFY THAT I HAVE RECEIVED, READ, UNDERSTOOD AND WILL COMPLY WITH PART TWO OF THE FUND’S CODE OF ETHICS AND UNDERSTAND THAT I AM SUBJECT TO IT. IF THIS IS AN ANNUAL CERTIFICATION, I FURTHER REPRESENT AND CERTIFY THAT I HAVE COMPLIED WITH THE CODE DURING THE PRECEDING YEAR.

Please direct questions regarding the completion of this Acknowledgment to the Code Compliance Officer.

Name

Dated:
Signature

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